Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners Update: Romeoville, IL leak clean-up

HOUSTON, Sept. 12, 2010 – Enbridge Energy Partners, L.P. (“the Partnership”) (NYSE:EEP), this evening confirmed it had completed the drain up of the remaining oil in the isolated pipeline segment on Line 6A in Romeoville, IL, having previously contained the leak.

The Partnership estimates that 6,100 barrels of crude oil were released. Only a small portion of that amount escaped from the immediate area of the leak before Enbridge crews began vacuuming the oil. Virtually all of the oil, approximately 6,050 barrels, has already been recovered.

Approximately 300 personnel and contractors remain focused on safely, quickly and efficiently cleaning up and remediating the affected areas.

Line 6A remains shut down and there is no current estimate of when the line will be restarted. Enbridge’s schedulers are working with shippers to divert crude oil volumes to other available pipelines and storage facilities.

“Enbridge personnel continue to meet with businesses, organizations and people in the area to address their concerns,” said Terrance McGill, President of the Partnership. “The health and safety of the public and of the people working on the clean-up remain Enbridge’s top priority as we respond to the leak.”

“Over the past few days we have been in contact with businesses in the area to keep them informed of our activities and to address any concerns they may have,” Mr. McGill said. He noted that the majority of businesses in the area are expected to be open tomorrow.

Enbridge requests that people seeking updates or information on the release call our hotline at 1-877-440-7158 or visit the website at romeoville.enbridgeus.com.

Line 6A is a 34-inch, 670,000 barrel-per-day line transporting light synthetics, heavy and medium crude oil from Superior, Wisconsin, to Griffith, Indiana. It is part of the Partnership’s Lakehead System. At the time of the leak the pipeline was transporting about 459,000 barrels per day of heavy crude.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 per cent of refinery demand in that region. EEP’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2 billion cubic feet of natural gas daily.

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Certain information provided in this news release constitutes forward-looking statements. The words “anticipate”, “expect”, “project”, “estimate”, “forecast” and similar expressions are intended to identify such forward-looking statements. Although EEP believes that these statements are based on information and assumptions which are current, reasonable and complete, these statements are necessarily subject to a variety of risks and uncertainties pertaining to operating performance, regulatory parameters, weather, economic conditions and commodity prices. You can find a discussion of those risks and uncertainties in the Partnership’s SEC filings. While EEP makes these forward-looking statements in good faith, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those expected. Except as may be required by applicable securities laws, EEP assumes no obligation to publicly update or revise any forward-looking statements made herein or otherwise, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media

Terri Larson

(713) 353-6317

Toll free: 1-888-992-0997

Email: terri.larson@enbridge.com

or

Investment Community

Douglas Montgomery

Toll-free: (866) EEP INFO or (866) 337-4636

Email: eep@enbridge.com

Website: www.enbridgeus.com